Exhibit 23.4

TAIPEI	HSINCHU	TAICHUNG

PRIVILEGED & CONFIDENTIAL

April 21, 2025

VS MEDIA Holdings Limited

6/F, KOHO

75 Hung To Road

Kwun Tong, Hong Kong

Ladies and Gentlemen,

Re: VS MEDIA Holdings Limited

We have acted as counsel to VS MEDIA Holdings Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an offering of a minimum of $5,000,000 of Class A ordinary shares and a maximum of $15,000,000 of Class A ordinary shares of no par value of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Taiwan counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Formosan Brothers Attorneys at Law

Li-Pu Lee, Managing Partner

Formosan Brothers Attorneys at Law

106434 台北市大安區仁愛路四段 376 號 16 樓之 6	T: +886 2 2705 8086	fblaw@mail.fblaw.com.tw
16F-6, No.376, Sec.4, Ren-Ai Rd., Taipei 106434, Taiwan	F: +886 2 2708 5628	www.fblaw.com.tw

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